Exhibit 4.29

Execution Version

To:         SEA GENIUS SHIPPING CO.
Trust Company Complex, Ajeltake Road,
Ajeltake Island, Majuro,
MH96960, the Marshall Islands
as borrower
(the “Borrower”)

SEANERGY MARITIME HOLDINGS CORP.
Trust Company Complex, Ajeltake Road,
Ajeltake Island, Majuro, MH96960, Marshall Islands
as guarantor and as shareholder (the “Guarantor”)

SEANERGY SHIPMANAGEMENT CORP.

Trust Company Complex, Ajeltake Road,
Ajeltake Island, Majuro, MH96960, Marshall Islands
as manager
(the “Technical Manager”)

FIDELITY MARINE INC.
Trust Company Complex Ajeltake Road, Ajeltake Island,
Majuro, Marshall Islands MH 96960
(the “Commercial Manager”)

From: SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED
Suites 3306, 33F, Tower 1, The Gateway, 25 Canton Road,
Tsim Sha Tsui, Kowloon, Hong Kong
(the “Lender”)
25   August     2023

Dear all

Facility agreement dated 20 December 2021 (the “Facility Agreement”) and made between, amongst others, (i) the Borrower, (ii) the Guarantor and (iii) the Lender in respect of a loan facility of up to $15,000,000.

1	LIBOR DISCONTINUANCE

(a)	The Obligor Parties:

(i)
acknowledge that the discontinuation of LIBOR will affect a great number of facility agreements in the international and domestic loan markets, as they will need to be amended to provide for a replacement benchmark rate;

(ii)	note that it is considered in the market that the most efficient way to amend such facility agreements (including the Facility Agreement) is to adopt a standardised approach in their amendment; and

(iii)
consequently, accept that the provisions of this Agreement will override any conflicting provisions in the Facility Agreement, without the need to list such provisions or to, otherwise, specifically refer to them in this Agreement.

(b)	To address the issue of LIBOR discontinuation, this Agreement supplements the Facility Agreement and:

(i)	sets out the terms for the replacement of LIBOR as the benchmark rate for the calculation of interest under the Facility Agreement by a successor rate (the “LIBOR Replacement”); and

(ii)	effects the consequential amendments to the Facility Agreement necessary to give effect to the LIBOR Replacement,

while so far as possible not affecting any other provisions of the Finance Documents or any other rights or obligations of any parties to the Finance Documents.

2	INTERPRETATION

(a)	Definitions

In this Agreement:

“Amended Facility Agreement” means the Facility Agreement as amended and supplemented by this Agreement.

“Effective Date” means the date on which the Lender notifies the Borrower as to the satisfaction of the conditions precedent as provided in Part 3 (Conditions Precedent) of the Schedule in form and substance satisfactory to the Lender.

“LIBOR” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate).

“Mortgage” means a first preferred Marshall Islands mortgage over m.v. “GENIUSHIP” with official number 6628 executed by the Borrower in favour of the Lender duly recorded on December 23, 2021 at 11:00 A.M., E.E.T. in Piraeus, Greece (December 23, 2021 at 04:00 A.M., E.S.T. in the Central Office of the Maritime Administrator) in Book PM 32 at Page 2923.

“Mortgage Addendum” means the ship mortgage addendum entered or to be entered into between the Borrower and the Lender in relation to the Mortgage.

“Obligor Party” means the Borrower, the Guarantor, the Commercial Manager and the Technical Manager.

(b)	Defined expressions

All other defined expressions shall have the meaning given to them in Part 2 of the Schedule.

(c)	Construction

(i)	References to “this Agreement” shall include the Schedule to it.

(ii)	Clause 1.2 (construction) of the Facility Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

(d)	Designation as a Finance Document

The Borrower and the Lender designate this Agreement as a Finance Document.

(e)	Third party rights

(i)
Unless provided to the contrary in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(ii)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to the Amended Facility Agreement is not required to rescind or vary this Agreement at any time.

3	CONDITIONS PRECEDENT

(a)
The Effective Date cannot occur unless the Lender has received all of the documents and other evidence listed in Part 3 (Conditions Precedent) of the Schedule in form and substance satisfactory to the Lender on or before 23 September 2023 or such later date as the Lender may agree with the Borrower.

(b)	The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Paragraph (a) above.

4	REPRESENTATIONS

(a)	Obligor Party representations

On the date of this Agreement and on the Effective Date, each Obligor Party represents and warrants that:

(i)	it is a corporation, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation;

(ii)
the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations which are applicable to creditors generally, legal, valid, binding and enforceable obligations;

(iii)	the entry into and performance by it of this Agreement does not and will not:

(A)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(B)	constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets; and

(iv)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement, the Mortgage Addendum and the Amended Facility Agreement.

(b)	No representations or advice

(i)
Each Obligor Party confirms to the Lender that it has made (and shall continue to make) its own independent investigation and assessment of the merits and effect of the amendments contemplated by this Agreement, including, without limitation:

(A)
the impact of those amendments on the payments to be made under the Amended Facility Agreement (and under any associated transaction, including any hedging or derivative transaction entered into or to be entered into in relation to the Amended Facility Agreement);

(B)	the administration of, submission of data to, or any other matter related to, any rate referred to in, or contemplated by, the Amended Facility Agreement;

(C)	the suitability of any rate referred to in, or contemplated by, the Amended Facility Agreement for any Obligor Party or any entity related to it; or

(D)
the composition or characteristics of any rate referred to in, or contemplated by, the Amended Facility Agreement, including whether it is similar to, produces the same value or economic equivalence to, or has the same volume or liquidity as, any rate which it replaces (in whole or in part).

(ii)
The Lender does not make any representation or warranty as to any matter referred to in sub-paragraph (i) above. Each Obligor Party agrees that it has not entered into this Agreement in reliance on any representation or warranty from the Lender, acknowledges that it is responsible for taking its own advice in relation to this Agreement and the matters referred to in sub- paragraph (i) above and agrees that it has not received or relied upon any such advice from the Lender, and waives all rights and remedies in respect of those matters.

5	AMENDMENTS

(a)	Amendments

(i)	On and from the Effective Date, the amendments set out in Part 1 and Part 2 of the Schedule will take effect and will override any contrary provisions in the Facility Agreement.

(ii)
This Agreement shall be read together with the Facility Agreement and, when there is any conflict between this Agreement and any other provision of any Finance Document, this Agreement will prevail (without prejudice to any rights or obligations accruing before the Effective Date).

(b)	Consents

On the Effective Date, each Obligor Party:

(i)	confirms its acceptance of the Amended Facility Agreement;

(ii)	(in the case of the Borrower and the Guarantor) agrees that it is bound as an Obligor (as defined in the Amended Facility Agreement);

(iii)	confirms that the definition of, and references throughout each of the Finance Documents to, the Facility Agreement shall be construed as if the same referred to the Amended Facility Agreement; and

(iv)	(if it is the Guarantor) confirms that its guarantee and indemnity (included in clause 17 (Guarantee and indemnity) of the Facility Agreement):

(A)	continues to have full force and effect on the terms of the Amended Facility Agreement; and

(B)	extends to the obligations of the relevant Obligors under the Finance Documents as amended and supplemented by this Agreement and the Mortgage Addendum.

(c)	Security confirmation

On the Effective Date, each Obligor Party confirms that:

(i)
any Security created by it under the Finance Documents extends to the obligations of the relevant Obligor Parties under the Amended Facility Agreement and the other Finance Documents as amended by the Mortgage Addendum;

(ii)
the obligations of the relevant Obligor Parties under the Amended Facility Agreement and the other Finance Documents as amended by the Mortgage Addendum are included in the Secured Liabilities (as defined in the Finance Documents to which it is a party); and

(iii)	the Security created under the Finance Documents continues in full force and effect on the terms of the respective Finance Documents; and

(iv)	this Security confirmation neither creates nor purports to create a registrable Security.

(d)	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect and, from the Effective Date:

(i)	in the case of the Facility Agreement as amended and supplemented pursuant to this Agreement;

(ii)	the Facility Agreement and the applicable provisions of this Agreement will be read and construed as one document; and

(iii)
except to the extent expressly waived by the amendments effected by this Agreement, no waiver is given by this Agreement and the Lender expressly reserves all its respective rights and remedies in respect of any breach of, or default (however described) under, the Finance Documents.

6	MISCELLANEOUS

(a)	Clause 16.2 (amendment costs) of the Facility Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

(b)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7	GOVERNING LAW AND JURISDICTION

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(c)	The Obligor Parties accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor Party will argue to the contrary.

(d)
To the extent allowed by law, this Paragraph 7 (Governing Law and Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

If you agree to the terms of this Agreement, please sign where indicated below.

Yours faithfully

/s/ ZHUY XIYU
ZHU XIYU
Attorney-in-fact

Duly authorised on behalf of SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED as Lender

We hereby acknowledge receipt of the above Agreement and confirm our agreement to its terms.

BORROWER

SIGNED by Stavros Gyftakis
as attorney-in-fact	) /s/ Stavros Gyftakis
for and on behalf of	)
SEA GENIUS SHIPPING CO.	)
in the presence of: Maria Moschopoulou	)
) /s/ Maria Moschopoulou

Date: 25 August 2023

GUARANTOR

SIGNED by Stavros Gyftakis
as attorney-in-fact	) /s/ Stavros Gyftakis
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of: Maria Moschopoulou	)
) /s/ Maria Moschopoulou

Date: 25 August 2023

TECHNICAL MANAGER

SIGNED by Stamatios Tsantanis
as President	) /s/ Stamatios Tsantanis
for and on behalf of	)
SEANERGY SHIPMANAGEMENT CORP.	)
in the presence of: Maria Moschopoulou	)
) /s/ Maria Moschopoulou

Date: 25 August 2023

COMMERCIAL MANAGER

SIGNED by Nikolaos Frantzeskakis
as President	) /s/ Nikolaos Frantzeskakis
for and on behalf of	)
FIDELITY MARINE INC.	)
in the presence of: Maria Moschopoulou	)
) /s/ Maria Moschopoulou

Date: 25 August 2023

SCHEDULE

PART 1

TERM SOFR OPERATIVE PROVISIONS

1	RATE SWITCH

1.1	Switch to Reference Rate

Subject to Paragraph 1.2 (Delayed switch for existing LIBOR Loans) below, on and from the Rate Switch Date:

(a)	use of the Reference Rate will replace the use of LIBOR for the calculation of interest for any Loan or Unpaid Sum; and

(b)	any Loan or Unpaid Sum shall be a “Term SOFR Loan” and Paragraph 2.1 (Calculation of interest–Term SOFR Loans) below shall apply to such Loan or Unpaid Sum.

1.2	Delayed switch for existing LIBOR Loans

If the Rate Switch Date falls before the last day of an Interest Period for a LIBOR Loan:

(a)
that Loan or Unpaid Sum (as applicable) shall continue to be a LIBOR Loan for that Interest Period and the clause headed “Calculation of interest” in the Facility Agreement (or, in the absence of such clause, any provision in the Facility Agreement setting out the rate of interest on a LIBOR Loan) shall continue to apply to such Loan or Unpaid Sum (as applicable) for that Interest Period;

(b)	any provision of this Part 1 which is expressed to relate solely to a Term SOFR Loan shall not apply in relation to such Loan or Unpaid Sum (as applicable) for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for such Loan or Unpaid Sum (as applicable):

(i)	such Loan or Unpaid Sum (as applicable) shall be a “Term SOFR Loan”; and

(ii)	Paragraph 2.1 (Calculation of interest –Term SOFR Loans) below shall apply to it.

2	INTEREST

2.1	Calculation of interest – Term SOFR Loans

The rate of interest on each Term SOFR Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate.

3	INTEREST PERIODS

An Interest Period in respect of a LIBOR Loan may not be selected if it would extend beyond the Rate Switch Date.

4	CHANGES TO THE CALCULATION OF INTEREST

4.1	Unavailability of Term SOFR

(a)
Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of a Term SOFR Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of a Term SOFR Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for that Term SOFR Loan.

(c)
Interpolated Historic Term SOFR: If sub-paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of a Term SOFR Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(d)
Cost of funds: If sub-paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, Paragraph 4.3 (Cost of funds) below shall apply to that Term SOFR Loan for that Interest Period.

4.2	Market disruption

In the case of a Term SOFR Loan, if, (a) before close of business in Taiwan on the day immediately following the Term SOFR Quotation Day, the Lender determines (in its sole discretion) that its cost of funds relating to that Term SOFR Loan would be in excess of the Market Disruption Rate or (b) before close of business on the Term SOFR Quotation Day for the relevant Interest Period, deposits in dollars are not available to the Lender in the Relevant Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for that Interest Period, then Paragraph 4.3 (Cost of funds) below shall apply to that Term SOFR Loan for the relevant Interest Period.

4.3	Cost of funds

(a)
If this Paragraph 4.3 (Cost of funds) applies to a Term SOFR Loan for an Interest Period, Paragraph 2.1 (Calculation of interest - Term SOFR Loans) above shall not apply to that Term SOFR Loan for that Interest Period and the rate of interest on that Term SOFR Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to that Term SOFR Loan.

(b)	If this Paragraph 4.3 (Cost of funds) applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 15 days)

with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)
Subject to Paragraph 5 (Replacement Reference Rate) below, any substitute or alternative basis agreed pursuant to sub-paragraph (b) above shall, with the prior consent of the Lender and the Borrower, be binding on all parties to the Facility Agreement.

(d)	If any rate notified by the Lender under sub-paragraph (ii) of sub-paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Paragraph 4.3 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrower.

4.4	Break Costs

The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs (if any) attributable to all or any part of a Term SOFR Loan being paid by the Borrower on a day prior to the last day of an Interest Period for that Term SOFR Loan.

5	REPLACEMENT REFERENCE RATE

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

(b)	In this Paragraph 5:

“Published Rate” means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Published Rate Contingency Period” means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)
in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender and the Borrower, an appropriate successor or alternative to a Published Rate.

6	MISCELLANEOUS

(a)	After the Rate Switch Date, any reference in the Amended Facility Agreement to the London Interbank Market shall be deemed to be to the Relevant Market.

(b)	After the Rate Switch Date any reference to clause 41.1 (replacement of screen rate) in the Facility Agreement shall be deemed to a reference to Paragraph 5 (replacement reference rate) above.

PART 2

GENERAL DEFINITIONS AND CONSTRUCTION

1	Definitions

In this Agreement:

“Break Costs” means, in respect of any Term SOFR Loan the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means:

(a)	the “Business Day” as defined in the Facility Agreement; and

(b)	(in relation to the fixing of an interest rate for a Term SOFR Loan) which is a US Government Securities Business Day relating to that Term SOFR Loan.

“Funding Rate” means, in relation to a Term SOFR Loan, any individual rate notified by the Lender pursuant to sub-paragraph (a)(ii) of Paragraph 4.3 (Cost of funds) of Part 1 (Term SOFR Operative Provisions) of this Schedule.

“Historic Term SOFR” means, in relation to any Term SOFR Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan and which is as of a day which is no more than three US Government Securities Business Days before the Term SOFR Quotation Day.

“Interpolated Term SOFR” means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term SOFR Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of that Term SOFR Loan, SOFR for the day which is two US Government Securities Business Days before the Term SOFR Quotation Day; and

(b)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term SOFR Loan.

“Interpolated Historic Term SOFR” means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term SOFR Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of that Term SOFR Loan, the most recent SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Term SOFR Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term SOFR Loan.

“LIBOR Loan” means a Loan or, if applicable, Unpaid Sum which is not a Term SOFR Loan.

“Loan” means any amount borrowed and outstanding under the Finance Documents whether defined in the Facility Agreement as a Loan, part of the Loan, an Advance, a Tranche or a Drawing.

“Market Disruption Rate” means the percentage rate per annum which is the Reference Rate.

“Rate Switch Date” means the first day of the first Interest Period to commence after 30 June 2023, or any other date agreed as such between the Borrower and the Lender.

“Reference Rate” means, in relation to any Term SOFR Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of that Term SOFR Loan; or

(b)	as otherwise determined pursuant to Paragraph 4.1 (Unavailability of Term SOFR), and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Term SOFR” means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Term SOFR Loan” means a Loan or, if applicable, Unpaid Sum which is, or becomes, a “Term SOFR Loan” pursuant to Paragraph 1 (Rate Switch) of Part 1 (Term SOFR Operative Provisions) of this Schedule.

“Term SOFR Quotation Day” means, in relation to any period for which an interest rate is to be determined in respect of a Term SOFR Loan, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Term SOFR Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Term SOFR Quotation Day will be the last of those days)).

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

2	Defined expressions

Defined expressions in the Facility Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires or unless otherwise defined in this Agreement.

3	Construction

Unless a contrary indication appears, a reference in this Agreement to:

(a)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(b)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(c)
the Lender’s “cost of funds” in relation to any Term SOFR Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that Term SOFR Loan for a period equal in length to the Interest Period of that Term SOFR Loan;

(d)	a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrower.

PART 3

CONDITIONS PRECEDENT

1	Corporate documentation

(a)
A copy of the constitutional documents of each Obligor or alternatively a certificate from a duly authorised officer or director (as appropriate) of that Obligor, confirming that the documents delivered to the Lender under paragraph 1.1 of part A of Schedule 2 (conditions precedent and subsequent) of the Facility Agreement are correct, complete and in full force and effect as at the Effective Date.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)
approving the terms of, and the transactions contemplated by, this Agreement and, where appropriate, the Mortgage Addendum and resolving that it execute this Agreement and, where appropriate, the Mortgage Addendum;

(ii)	authorising a specified person or persons to execute this Agreement and, where appropriate, the Mortgage Addendum on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under, or in connection with, this Agreement and, where appropriate, the Mortgage Addendum.

(c)	An original of the power of attorney of any Obligor authorising a specified person or persons to execute this Agreement and, where appropriate, the Mortgage Addendum.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)
A copy of a resolution signed by the holder(s) of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, this Agreement and, where appropriate, the Mortgage Addendum.

2	Finance Documents

(a)	A duly executed original of this Agreement.

(b)
A duly executed original of the Mortgage Addendum together with documentary evidence that the Mortgage Addendum has been duly registered as a valid ship mortgage addendum to the Mortgage in accordance with the laws of Republic of the Marshall Islands.

3	Legal Opinions

(a)	A legal opinion of legal adviser to the Lender in England, substantially in the form distributed to the Lender before signing this Agreement.

(b)	A legal opinion of legal adviser to the Lender in Republic of the Marshall Islands, substantially in the form distributed to the Lender before signing this Agreement.

4	Other documents and evidence

4.1	A certificate signed by an officer of the Borrower confirming that as at the proposed Effective Date and the date of this Deed:

(a)	no Default has occurred and is continuing or is reasonably likely to result from the occurrence of the Effective Date;

(b)	the Repeating Representations to be made by each Transaction Obligor are true;

(c)	the Ship has neither been sold nor become a Total Loss; and

(d)	no event or series of events has occurred which is likely to have a Material Adverse Effect;

4.2
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Deed and the Mortgage Addendum or for the validity and enforceability of any Finance Document as amended, restated and/or supplemented by this Deed or by the Mortgage Addendum.

4.3	Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 16.2 (amendment costs) of the Facility Agreement have been paid or will be paid by the Effective Date.